Exhibit 99.6

FORM 27

MATERIAL CHANGE REPORT UNDER SECTION 75(2)
OF THE SECURITIES ACT (ONTARIO)

Item 1.	Reporting Issuer:

Nortel Networks Corporation 8200 Dixie Road, Suite 100 Brampton, Ontario Canada L6T 5P6

Item 2.	Date of Material Change:

April 4, 2002, April 9, 2002, and April 10, 2002

Item 3.	Press Release:

On each of April 4, 2002, April 9, 2002, and April 10, 2002, Nortel Networks Corporation (“NNC”) issued a news release over Business Wire and BCE Emergis.

Item 4.	Summary of Material Change:

On April 4, 2002, NNC responded to an announcement that Moody’s Investors Services, Inc. (“Moody’s”) downgraded the credit ratings of NNC and certain of its subsidiaries to below investment grade, and announced that as a result of Moody’s ratings downgrade, various liens, pledges and guarantees became effective under certain credit and security agreements entered into by Nortel Networks Limited (“NNL”), Nortel Networks Inc. (“NNI”) (collectively, “Nortel Networks”), and various direct and indirect subsidiaries of NNL.

On April 9, 2002, NNC announced: (a) its expected business performance for the first quarter of 2002; and (b) that Nortel Networks gave notice to its banks that Nortel Networks would fully draw on its April 2001 US$1.75 billion bank facilities and planned to exercise its one year term loan option to obtain an additional year of liquidity under the facilities.

On April 10, 2002, NNC announced: (a) that Nortel Networks amended and extended its April 2001 364-day revolving bank credit facilities for an additional 364 days; and (b) that Nortel Networks planned to repay the drawn amount later on April 10, 2002.

Item 5.	Full Description of Material Change:

On April 4, 2002, NNC issued a news release responding to an announcement that Moody’s had lowered credit ratings on securities issued by NNC and its principal operating subsidiaries to below investment grade, as follows:

NNL

• senior debt to Ba3 from Baa3 • preferred stock to B3 from Ba2 • commercial paper to Not Prime from Prime 3

NNC (guaranteed by NNL)

• senior debt to Ba3 from Baa3

NNI (guaranteed by NNL)

• commercial paper to Not Prime from Prime 3

Nortel Networks Capital Corporation (“NNCC”) (guaranteed by NNL)

• senior debt to Ba3 from Baa3 • senior shelf to (P) Ba3 from (P) Baa3

Moody’s also assigned a Ba3 senior implied rating to NNL.

As a result of such ratings downgrade, and as previously described in NNC’s securities filings, various liens, pledges and guarantees became effective under certain credit and security agreements entered into by NNL, NNI, and various direct and indirect subsidiaries of NNL. As such, all of Nortel Networks credit agreements and NNC, NNL, and NNCC’s outstanding public debt securities became secured by liens over substantially all of the assets of NNL and most of its United States and Canadian subsidiaries, and by a pledge of shares in certain of NNL’s other subsidiaries. In addition, certain of NNL’s subsidiaries have guaranteed NNL’s obligations under the credit agreements and the outstanding public debt securities. The liens, pledges, and guarantees will be in effect until the expiration of the bank commitments under all of Nortel Networks outstanding credit facilities or a return of NNL’s long-term debt rating to BBB (stable outlook) or higher by Standard & Poor’s Ratings Service and Baa2 (stable outlook) or higher by Moody’s.

NNC, NNL, and NNCC’s outstanding public debt securities are equally and ratably secured with Nortel Networks obligations under all of the credit agreements in accordance with the “negative pledge” covenants contained in the trust indentures governing these securities, and are as described below.

Guaranteeing Entity
Debt	Issuing Entity	Per Trust Indenture

6.88% Notes due October 1, 2002	NNL	–
6.00% Notes due September 1, 2003	NNL	–
6.125% Notes due February 15, 2006	NNL	–
7.40% Notes due June 15, 2006	NNCC	NNL
4.25% Convertible senior notes due September 1, 2008	NNC	NNL
6.88% Notes due September 1, 2023	NNL	–
7.88% Notes due June 15, 2026	NNCC	NNL

On April 9, 2002, NNC issued a news release announcing that it expects to report lower than expected revenues of approximately US$2.9 billion for the first quarter of 2002, resulting in a sequential decline in revenues of approximately 16 percent compared to NNC’s previous guidance of approximately 10 percent. NNC expects to report bottom line improvements for the first quarter of 2002, compared to the fourth quarter of 2001, in line with its earlier expectations. Net loss per share from continuing operations is expected to be approximately US$0.26. With this expected performance, Nortel Networks will be in compliance with all of its credit facility covenants as at March 31, 2002. NNC expects to report a cash balance at March 31, 2002 of approximately US$3.0 billion. This includes approximately US$500 million in tax recoveries received during the first quarter of 2002. An additional amount of approximately US$700 million was received in early April representing the tax recovery related to a recent change in tax legislation in the United States. The expected results referenced above were prepared in accordance with United States generally accepted accounting principles (“US GAAP”). The news release also contained the expected pro forma net loss from continuing operations for the quarter, and noted that it is not a recognized measure for financial statement presentation under US GAAP.

NNC also announced on April 9, 2002 that Nortel Networks had given notice to its banks that Nortel Networks would fully draw on its April 2001 US$1.75 billion bank facility and planned to exercise its one year term loan option to obtain an additional year of liquidity under the facility. The bank facility, which was scheduled to expire on April 10, 2002, required unanimous support of all 27 members of the global bank syndicate to renew and/or extend the facility. Despite the full support for an amendment of the facility by 24 banks representing approximately 95 percent of the total facility, the parties had not been able to reach a satisfactory amendment agreement with the remaining three banks by the time the draw down notice was given under the facility.

On April 10, 2002, NNC announced that Nortel Networks, in cooperation with its bankers, had successfully completed the amendment and extension of its April 2001 revolving bank credit facility to April 7, 2003. The amendment reduces the size of the facility by US$575 million to US$1.175 billion. The amended facility maintains the financial covenant in the April 2001 facility requiring NNL’s net tangible worth to be in excess of US$1.88 billion, and includes higher pricing reflecting the current credit and bank environment. Following the planned repayment of the drawn amount later on April 10, 2002, the full amount of the amended revolving facility remained committed and available.

Item 6.	Reliance of Section 75(3) of the Act:

N/A

Item 7.	Omitted Information:

N/A

Item 8.	Senior Officers:

Deborah J. Noble Corporate Secretary 8200 Dixie Road, Suite 100 Brampton, Ontario Canada L6T 5P6

905-863-1103

Item 9.	Statement of Senior Officer:

The foregoing accurately discloses the material change referred to herein.

Dated this 12th day of April, 2002 at Brampton, Ontario

“DEBORAH J. NOBLE” Deborah J. Noble Corporate Secretary

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